CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims ("Separation Agreement") is made by and between Western Magnesium Corporation ("Western Magnesium" or "Employer") and Peter O'Rourke ("Employee" or "You") (collectively, the "Parties").

RECITALS

A. You have been employed with Western Magnesium pursuant to the Employment Agreement dated for refence on April 2, 2021 ("Employment Agreement").

B. Your employment with Western Magnesium will end on July 8, 2022 ("Separation Date").

C. The Parties desire an amicable separation from employment and therefore agree as follows:

TERMS OF THE AGREEMENT

1. Last Date of Employment and Effectiveness of Offer. The Separation Date will be your last date of employment with Western Magnesium and it will also serve as the date upon which the Employment Agreement shall terminate. For the purpose of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), 29 U.S.C. § 1161, et seq., your Separation Date shall serve as the "qualifying event" for the purpose of any rights you may have under COBRA.

2. Payments You Will Receive. Regardless of whether you sign this Separation Agreement, you will receive, or will remain eligible to receive, the following payments, which will be paid at the time they would otherwise be due under Western Magnesium's normal payroll practices, applicable policies or plans, or as provided by applicable law:

   a. Base Salary (as that term is used in Section 2.1 of the Employment Agreement), less all required and authorized withholdings and deductions, earned through the Separation Date.

   b. You shall be paid 18.37 days which constitutes your accrued but unused vacation as of the Separation Date (pursuant to Section 2.7 of the Employment Agreement)

   c. Any amounts or benefits owing to you or to your beneficiaries under Western Magnesium's benefit plans existing as of the Separation Date (pursuant to Section 2.4 of the Employment Agreement and in accordance with the Company's written vacation policy).

   d. Any amounts owed to you for the reimbursement of expenses you incurred prior to the Separation Date and which are reimbursable in accordance with Section 2.5 of the Employment Agreement and subject to the Company's written policies concerning the reimbursement of business expenses.

e. Executive acknowledges that he has received any and all bonus compensation (as defined in the Employment Agreement) for calendar years 2021 and prior thereto. The parties agree that Executive is not entitled to any bonus compensation for calendar year 2022 or any subsequent year.

f. You understand and agree that you shall have no future entitlement or claim to receive any additional stock options or equity from Western Magnesium. Any rights or obligations you have to previously awarded options shall be governed by the Stock Option Agreement and you have six (6) months from the Separation Date to exercise your vested stock options.

3. Characterization of Termination and Resignation from Board. The parties agree that the cessation of your employment will be treated as a voluntary resignation, which is a "Termination by the Employee" under Section 6.1 of the Employment Agreement. The Parties agree that you have satisfied the notice of termination requirements, and Western Magnesium hereby waives the notice period provided in Section 6.1 of the Employment Agreement. You understand and agree that you will cease to be a member of the Board of Directors upon the Separation Date and this Agreement shall functionally serve as your resignation from the Board. You also agree to provide reasonable cooperation regarding any documentation or memorialization related to you resignation from the Board or any other corporation position you may have as of the Separation Date.

4. Severance Benefits. In consideration for your execution and non-revocation of this Separation Agreement and your compliance with this Separation Agreement, Western Magnesium will make a one-time, lump sum payment to you in the amount of $40,000 less all required and authorized deductions. This payment reflects two (2) months of your current annual Base Salary of $240,000.00. This payment shall be made within 15 days of the Effective Date of this Agreement.

5. Employee's Affirmations. You represent and agree that: (a) you have not instituted, prosecuted, filed, or processed any litigation or other claims or charges against Western Magnesium; (b) you are not aware of any facts that would give rise to a personal or class action claim against Western Magnesium under the Family and Medical Leave Act, the Fair Labor Standards Act, or any other federal or state statute; (c) you are not aware of any work-related injuries for which you do not already have a pending claim; and (d) you will not sue Western Magnesium, or join in any lawsuit, or bring or join in any other claim, charge, or proceeding against Western Magnesium, or any Releasee (as defined below) concerning any of the claims released by this Separation Agreement. Notwithstanding the foregoing, to the extent, if any, you have a non-waivable right to file or participate in a claim or charge against Western Magnesium, this Separation Agreement shall not be intended to waive such a right. However, you understand and agree that by signing this Separation Agreement, you waive any right to obtain relief (legal, equitable, or other) from such a claim or charge.

6. Employee's Release. You agree, on behalf of yourself, your heirs, descendants, executors, administrators, assigns and successors, to waive, release, covenant not to sue, and forever discharge Western Magnesium, its parents, subsidiaries, and affiliates, and all of its directors, partners, officers, attorneys, employees, trustees, agents, affiliates, owners,

employee benefit plans, and their fiduciaries, trusts, and administrators, and each of them individually or collectively ("Releasees"), from any and all claims, demands, causes of action, debt or liabilities of any kind (upon legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise), whether known or unknown, liquidated or unliquidated, asserted or unasserted, by reason of any act, omission, transaction, plan, policy, conduct, occurrence, or other matter (collectively "claims") which you may have against any and all Releasees, from the beginning of time up to and including the date of your execution of this Separation Agreement (hereinafter, the "Release").

Your Release includes, but is not limited to, any claims of wrongful discharge, breach of express or implied contract (specifically including your Employment Agreement), claims for wages, commissions or expenses, fraud, misrepresentation, defamation, slander and libel, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Acts of 1964, as amended, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act ("OWBPA"), the Americans with Disabilities Act, as amended, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Family and Medical Leave Act, as amended, the National Labor Relations Act, as amended, the Immigration Reform and Control Act, as amended, the Workers Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act, as amended, or any other federal, state or local law prohibiting employment discrimination or giving rise to a claim relating to your employment with or separation from Western Magnesium.

7. Special ADEA and OWBPA Notification. You represent that you have been fully advised that:

a. this Release includes all claims under the ADEA and the OWBPA arising up to and including the date of execution of this Separation Agreement;

b. you have the opportunity to review this Separation Agreement with an attorney if you so choose, which you should do;

c. you should consider fully this Separation Agreement before executing it;

d. you have been given more than 21 calendar days from the date of receipt of this Separation Agreement to review and consider this document and this 21-day period shall not restart with modifications to this Separation Agreement, whether material or immaterial;

e. you have seven calendar days from the date of execution of this Separation Agreement to revoke it;

f. this Release will not become enforceable until the expiration of the 7-day revocation period, at which time it will become fully enforceable and irrevocable;

g. if you choose to revoke the release of claims under the ADEA, you must deliver your written revocation to Lisa Maxwell, President, Global Operations and COO, Western Magnesium, via email at lmaxwell@westmagcorp.com within the 7-day revocation period. You acknowledge that, if you revoke your release of claims

under the ADEA, this release of claims under the ADEA shall be null and void and you will forfeit all amounts otherwise payable to you pursuant to this Separation Agreement, except $200, which shall still be paid to you in consideration for your release of all claims not under the ADEA.

8. Exclusions from Release. The Release does not waive or release claims with respect to any rights you may have: (1) to enforce this Separation Agreement; (2) to accrued and vested benefits, if any, under any pension or savings plan sponsored by Western Magnesium subject to the terms and conditions of such plans and applicable law; (3) to file a claim or charge with any government administrative agency (although you are releasing any rights you may have to recover damages or other relief in connection with the filing of such a claim or charge); and (4) to claims that cannot lawfully be released.

Employee acknowledges that nothing in this Separation Agreement waives or releases any claim for sexual harassment against Western Magnesium, and no consideration is paid in release of such claims. Employee, however, expressly and irrevocably agrees that that Employee has no facts, knowledge, or reason to believe that Western Magnesium or any of its employees or agents has engaged in conduct constituting sexual harassment, and Employee agrees that Employee has no reason to believe that a claim for sexual harassment can be asserted by Employee, or by another individual in Employee's behalf, now or in the future.

9. Non-Disclosure of Separation Agreement. You agree not to disclose to or discuss either the existence of or any details of this Separation Agreement (unless otherwise required to do so by law or by a court of competent jurisdiction) with anyone, other than: (1) your attorney; (2) a licensed CPA serving as your tax advisor; or (3) your spouse, and only if such individuals agree to the confidentiality provisions herein.

10. Protection of Confidential Information. As an employee of Western Magnesium, you are and have been privy to information that Western Magnesium protects as confidential and proprietary. As a material aspect of the consideration of this Separation Agreement, you agree (in addition to any other statutory, contractual and/or common law obligations you have) not to use, disclose, reveal, divulge, copy, reproduce or otherwise release to a third party, in any form whatsoever, any information that Western Magnesium protects as confidential and proprietary. These obligations supplement and do not supersede any other post-employment obligations you may otherwise have to Western Magnesium.

11. Return of Property. You represent and warrant that you have returned to Western Magnesium no later than the Separation Date, and you have not retained, any Confidential Information (as that term is defined in Section 4 of the Employment Agreement) and any other materials, records, data, and documents, including all electronic documents and information you made or at any time came into your possession that relate to the business or affairs of Western Magnesium or any of its employees, officers, trustees, or donors.

12. Agreement to Be Available. In accordance with Section 9 of the Employment Agreement, you agree that you will, upon reasonable advance notice from Western Magnesium, voluntarily make yourself available to Western Magnesium and its legal counsel, at reasonably mutual convenient times and places, without the necessity of obtaining a

subpoena or court order, in Western Magnesium's investigation, preparation, prosecution, and/or defense of any actual or potential legal proceeding, regulatory action, or internal matter. It is understood that any requested availability will not interfere with your regularly scheduled work for any prospective employer or customer and that such assistance can be provided before or after the regular workday. You shall be entitled to reimbursement of all reasonable travel expenses you incur in connection with complying with such requests so long as you seek and receive advanced written notice to incur such an expense.

13. Method of Notice. You agree that all notices related to this Separation Agreement may be exchanged via email.

14. Permitted Disclosure. Nothing contained in this Separation Agreement limits Employee's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission ("Government Agencies"). Nothing in this Separation Agreement limits Employee's ability to participate in a government investigation, or to engage in any activities protected under the whistleblower statutes administered by OSHA. Employee, however, waives entitlement to receive any award, reward, damages, or other monetary payment as a result of providing such information or participating in such investigation or other protected conduct.

You shall not be held liable under any federal or state trade secret law for making any confidential disclosure of a company trade secret or other confidential information to a government official or an attorney for purposes of reporting a suspected violation of law or regulation, or in a court filing under seal.

15. Assignment and Survival. The rights and obligations of Western Magnesium under this Separation Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Western Magnesium. Your rights and obligations are personal, and may not be assigned or delegated without Western Magnesium's written consent.

16. Severability. If any provision of this Separation Agreement is held invalid or unenforceable for any reason, the invalidity shall not nullify the validity of the remaining provisions of this Separation Agreement. If any provision of this Separation Agreement is determined by a court to be invalid or unenforceable as written, then such provision shall, if possible, be modified and reformed to the degree necessary to render it valid and enforceable.

17. Choice of Law, Venue, and Jury Waiver. The Parties acknowledge that this Separation Agreement shall be governed exclusively by and interpreted under the laws of the Commonwealth of Virginia without regard to its or any other conflict of laws provision. Any dispute arising out of this Separation Agreement, or of any other claim between Employee and Western Magnesium, shall be brought exclusively in the U.S. District Court for the Eastern District of Virginia (Alexandria Division) or the Fairfax, Virginia Circuit Court. Any such dispute shall be decided by a judge sitting without a jury, and this constitutes a **WAIVER OF JURY RIGHTS**.

18. Entire Agreement and Modification. This Separation Agreement is the entire agreement between you and Western Magnesium regarding these matters and supersedes any verbal and written agreements on such matters. This Separation Agreement may be modified only by written agreement signed by you and an authorized representative of Western Magnesium. For the avoidance of doubt, this Separation Agreement expressly supersedes the Employment Agreement but does not supersede any post-employment contractual obligations you may owe to Western Magnesium, specifically including Section 4 of the Employment Agreement.

19. Headings. All section headings are for convenience only and do not modify or restrict any of this Separation Agreement's terms.

20. Construction. The language of all parts of this Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. The Parties agree that they have had the opportunity to negotiate modifications to the language of this Separation Agreement. Accordingly, each Party agrees that in any dispute regarding the interpretation or construction of this Separation Agreement, no presumption will operate in favor of or against any party by virtual of such Party's role in drafting or not drafting the terms and conditions of this Separation Agreement.

21. Counterparts. For convenience of the parties, this Separation Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

SIGNATURE PAGE FOLLOWS

The parties affix their signatures intending to be bound by this Separation Agreement.

This Separation Agreement contains a **WAIVER OF JURY RIGHTS**.

/s/ Peter O'Rourke ______________________ August 2, 2022 ______________________

Peter O'Rourke **Date**

WESTERN MAGNESIUM CORPORATION

By: Lisa Maxwell____________________
(Printed)

/s/ Lisa Maxwell ______________________
(Signature)

Its: President Global Operations & COO

Date: July 8, 2022____________________